Exhibit 10.16

EVALUATION AGREEMENT

This EVALUATION AGREEMENT (together with all exhibits attached hereto, the “Agreement”), effective February 11, 2020 (“Effective Date”), is by and between Senz Oncology Pty Ltd. (ACN 155 451 488), doing business as, an Australian registered company with a place of business at 714 Main Street, Eltham, Victoria 3095, Australia (“SENZ”) and NewGen Therapeutics, Inc., a wholly owned subsidiary of Edison Oncology Holding Corp., (“EDISON”), a Nevada corporation with offices at 3475 Edison Way, Menlo Park, California 94025 USA (“NEWGEN”).

RECITALS

WHEREAS, SENZ is the owner or licensee of certain technologies (“SENZ Technology”) and has developed and is continuing to develop certain proprietary materials related to such technologies (“SENZ Materials”) both as defined below; and

WHEREAS, NEWGEN is the owner or licensee of certain technologies (“NEWGEN Technology”) and has developed and is continuing to develop certain proprietary materials related to such technologies (“NEWGEN Materials”) both as defined below; and

WHEREAS, SENZ and NEWGEN are interested in conducting the Evaluation Program as set forth in Exhibit A and Exhibit B to evaluate the use and performance of SENZ Technology and the NEWGEN Technology to determine their respective interest in a potential business arrangement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SENZ and NEWGEN (the “Parties”) hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means an entity currently controlling, controlled by or under common control of a party (for the purpose of this definition, “control” means that more than fifty percent (50%) of the controlled entity’s shares of ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity). Affiliates of each Party are listed in Schedule 1.

1.2 “Evaluation Program” means the program of work to be performed pursuant to the work plans described in Exhibit A and Exhibit B (“Work Plans”). The initial focus of the Evaluation Program shall be the Work Plan associated with Exhibit B. Initiation of the Work Plan associated with Exhibit A shall occur after the Work Plan for Exhibit B has commenced and upon mutual agreement of the Parties.

1.3 “Evaluation Program Data” shall have the meaning set forth in Section 2.4.

1.4 “Geographic Rights” mean development and commercialization rights in Australia and New Zealand, and other such territories that may be agreed between the Parties.

1.6 “Loan Agreement” shall mean the meaning set forth in Section 3.

1.5 “NEWGEN Invention” shall have the meaning set forth in Section 5.

1.6 “NEWGEN Materials” means any proprietary materials that are provided by NEWGEN and used by either Party in performing the Evaluation Program, including, without limitation, the NEWGEN Materials set forth in Exhibit A.

1.7 “NEWGEN Technology” means any rights, information and know-how owned by or licensed to NEWGEN related to EO1001 and its analogues.

1.8 “Parties” shall mean SENZ and NEWGEN.

1.9 “Program Report” shall have the meaning set forth in Section 2.4.

1.10 “SENZ Invention” shall have the meaning set forth in Section 5.

1.11 “SENZ Materials” means any proprietary materials that are provided by SENZ and used by either Party in performing the Evaluation Program, including, without limitation, the SENZ Materials set forth in Exhibit A.

1.12 “SENZ Technology” means any rights, information and know-how owned by or licensed to SENZ related to VAL-1000, its analogues or metabolites or its aryl hydrocarbon receptor program.

1.13 “Third Party” shall mean any person or entity other than SENZ or NEWGEN.

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2. EVALUATION PROGRAM

2.1 Objective of Evaluation Program, Scope of Evaluation, and Standard of Performance. The objective of the Evaluation Program is to undertake literature research and to generate new data so that the Parties may evaluate reasonable probability of commercial success of products based on the SENZ Technology and the NEWGEN Technology and each Party’s respective interest in a potential business arrangement. Each Party shall use commercially reasonable efforts in carrying out its obligations under this Agreement. Such efforts shall include the following, without limitation: (i) the project team leaders identified in the Work Plans will confer periodically with each other, but in no case less than twice per month during the Evaluation Program, either in person or by telephone or videolink, to review the status of work under the Evaluation Program, and (ii) after each such status review, the Parties will share written notes summarizing the issues discussed and any conclusions or decisions reached for each other’s review and comment. Under the Evaluation Program, the Parties will undertake the work described in the Work Plans. Any change in scope or other modifications of the Work Plans including, but not limited to, addition or deletion of tasks, changes in any standards or measures of success, performance milestones, or the like, must be set forth and agreed to in writing by NEWGEN and SENZ.

2.2 Transfer of Materials. Subject to the terms of this Agreement, SENZ shall provide the SENZ Materials for use in the Evaluation Program at no cost to NEWGEN, as reasonably required for the sole purpose of conducting the Evaluation Program as soon as practicable following the Effective Date. NEWGEN shall provide NEWGEN Materials to SENZ at no cost to SENZ, as reasonably required for the sole purpose of conducting the Evaluation Program, as soon as practicable following the Effective Date.

2.3 Use of Materials. SENZ shall use the NEWGEN Materials solely to conduct the Evaluation Program and for no other purpose. SENZ further agrees that the NEWGEN Materials will only be made available, transferred or provided to, or used on behalf of, any Third Party with the prior written approval of NEWGEN and bound by a confidentiality agreement and other necessary contracts, the terms of which shall be approved by NEWGEN. NEWGEN shall use the SENZ Materials solely to conduct the Evaluation Program and for no other purpose. NEWGEN further agrees that the SENZ Materials will only be made available, transferred or provided to, or used on behalf of, any Third Party with the prior written approval of SENZ and bound by a confidentiality agreement and other necessary contracts, the terms of which shall be approved by SENZ.

2.4 Written Reports. Within thirty (30) days after the completion of the Evaluation Program, each Party will prepare and provide to the other Party a written report (“Draft Program Report”) describing the results and data generated in performance of the Evaluation Program, as indicated by the deliverables described in the Work Plans (“Evaluation Program Data”). Upon receipt of the Draft Program Report, the receiving party shall have 14 days to respond with questions or comments. The providing party will use reasonable efforts to resolve such questions or comments in a final version of the Program Report. Upon delivery of such Program Report the Evaluation Program shall be considered complete.

2.5 Ownership of Evaluation Program Data. Each Party shall own the Evaluation Program Data it generates during the Evaluation Program. For avoidance of doubt, SENZ shall own the Evaluation Program Data it generates with the NEWGEN Materials and NEWGEN shall own the Evaluation Program Data it generates using the SENZ Materials.

2.6 Publication of Evaluation Program Data. Neither Party shall publish or publicly present Evaluation Program Data except in accordance with Section 10.7.

3. FUNDING OF THE EVALUATION PROGRAM

3.1 Loan to SENZ. As consideration for SENZ’s performance of the Evaluation Program under this Agreement, NEWGEN shall loan to SENZ up to 2 million AUD (the “Loan”) under the terms of a loan between the Parties (the Loan Agreement, attached as Exhibit C).

3.2 Funding by NEWGEN. NEWGEN shall fund activities undertaken in the performance of NEWGEN’s obligations under the Evaluation Program. The total sum of such expenditures, which shall not exceed AUD500,000 unless otherwise agreed in writing by the Parties, shall be considered as pre-payments to SENZ under the terms of any potential business arrangement between the parties arising out of the Evaluation Program pursuant to Section 4. 1. The foregoing notwithstanding, at the mutual agreement of the Parties, SENZ may (but is not obliged to) undertake and fund aspects of the Evaluation Program related to the SENZ Materials and SENZ Technology; however, any Evaluation Program Data developed by and funded by SENZ shall be owned by SENZ.

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3.2 Grants, Government Funding and Tax Credits. To mitigate the cost of the Evaluation Program, each Party shall cooperate with the other in the pursuit of government and other sources of grant funding. The Parties will also use reasonable endeavors to conduct thee Evaluation Program in jurisdictions and under operating structures that are likely to maximize refundable credits and government tax incentives that may be available from time to time, and the Parties agree that such refunds shall be received and re-invested to the benefit of the Evaluation Program.

4. GRANT OF RIGHTS

4.1 Subject to Section 4.2 below, each party shall have a non-exclusive right to use the Program Report and all Evaluation Program Data for any purpose.

4.2 Further Negotiations. At the conclusion of the Evaluation Program, or at any prior time as mutually agreed, the Parties hereby agree to negotiate in good faith the terms of a business arrangement which may involve acquisition of SENZ by NEWGEN or a licensing agreement for Geographic Rights to the NEWGEN technologies or the SENZ Technologies. The Parties shall use reasonable efforts to enter into a definitive agreement within 180 days from the date of the completion of the Evaluation Program, which period may be extended by mutual agreement of the Parties. In the event that the Parties fail to reach agreement on all material terms of such an agreement, the Parties shall have no further obligations to each other except as provided in Section 3.1, 4.1, 6.1 and Section 7.2. For clarity, except as otherwise provided in this Agreement, NEWGEN does not grant any right or license to SENZ under any of NEWGEN’s Preexisting Intellectual Property, NEWGEN Materials, or NEWGEN Technology. Likewise, for clarity, absent a fully executed agreement as provided under this paragraph, SENZ does not grant any right or license to NEWGEN under any of SENZ’s Preexisting Intellectual Property, SENZ Materials, or SENZ Technology. As used herein, “Preexisting Intellectual Property” means any patents, patent applications, inventions, technology, or other intellectual property, owned, controlled, or developed by a Party prior to the Effective Date of this Agreement.

4.2 No Implied Rights. Except as otherwise expressly provided herein, no rights in or interests to any patents, trade secrets, copyrights, or any other intellectual property rights of either Party (including Preexisting Intellectual Property) are granted, transferred, licensed, or implied or agreed to be granted by agreement to undertake the Evaluation Program hereunder.

5. INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Each Party shall own inventions made in the performance of its obligations under the Evaluation Program (Inventions). In the event of an invention made jointly by the Parties (a “Joint Invention”), the parties shall have equal ownership.

5.2 Dispute of ownership. In the event of dispute related to inventorship, the ownership shall be determined in accordance with United States patent laws relating to inventorship.

5.3 Patents. Each Party will have the right to file patents at its own cost related to its Inventions or Joint Inventions owned in accordance with Section 5.1. In the event that one Party determines that it does not wish to file patents related to one or more of its Inventions and the other party wishes for such patents to be filed, the Party wishing to file such patents shall have the right to assume responsibility for patenting and will be responsible for costs associated with patenting activities.

5.4 Further Negotiations. Inventions and Joint Inventions shall be included in discussions contemplated by section 4.2.

6. CONFIDENTIAL INFORMATION

6.1 Mutual Nondisclosure Agreement. SENZ entered into a mutual nondisclosure agreement with Edison Oncology Holding Corp. dated June 6, 2019 (the “2019 NDA”). NEWGEN is an affiliate of Edison Oncology Holding Corp. (as defined herein and in the 2019 NDA) and therefore the terms and conditions the 2019 NDA are incorporated into this Evaluation Agreement, which is attached as Exhibit D for reference.

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7. TERM AND TERMINATION

7.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in full force and effect until the expiration of the Negotiation Period unless otherwise terminated earlier as set forth in this Article 7 or extended by mutual written agreement of the Parties.

7.2 Termination and Survival. Either Party may terminate this Agreement for Cause at any time upon thirty (30) days prior written notice to the other Party. “Cause” means a material breach by the other Party of this Agreement where such breach is not curable or, if curable, is not remedied to the non-breaching Party’s reasonable satisfaction within such thirty (30) day period. NEWGEN may also terminate this Agreement at any time without cause upon thirty (30) days written notice, subject to such termination becoming effective upon SENZ fulfilling its contractual obligations to third parties contracted to undertake activities under the Evaluation Program. In the event NEWGEN terminates this Agreement without cause, upon receiving such notice that NEWGEN has terminated the Agreement SENZ shall cease work on the Evaluation Program. SENZ shall advise NEWGEN on all outstanding costs incurred by SENZ in carrying out the Evaluation Program up to the date this Agreement is terminated and NEWGEN shall ensure that Loan funds provided under Section 3.1 are sufficient for SENZ to pay such outstanding costs. In the event of termination without cause by NEWGEN, NEWGEN shall indemnify SENZ for any liability associated with its termination of third-party contracts. Expiration or termination of this Agreement shall not relieve either Party of any obligation that has accrued prior to such expiration or termination. Articles 2.3 (“Use of Materials”), 2.5 (“Use of Evaluation Program Data”), 4.1 (“Further Negotiations”), 5 (“Intellectual Property”), 6 (“Confidential Information”), 7.2 (“Termination and Survival”), 7.3 (“Return of Materials”), 8 (“Indemnification”), 10 (“Miscellaneous”) and each Party’s obligations under the Loan Agreement shall survive expiration or termination of this Agreement for any reason.

8. INDEMNIFICATION

8.1 NEWGEN shall indemnify and hold harmless SENZ, its employees directors, stockholders and consultants from and against any claim, proceeding, cost, loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon SENZ or such individuals relating to NEWGEN’s use of the SENZ Materials, Evaluation Program Data or performance by NEWGEN of the Evaluation Program; provided, however, that such loss or expense is not the result of the negligence or wrongful acts or omissions or breach of statutory duty or willful default or breach of obligations or any representation, warranty or undertaking under this Agreement by SENZ or its officers, directors, employees and agents.

8.2 SENZ shall indemnify and hold harmless NEWGEN, its employees, directors, stockholders and consultants from and against any claim, proceeding, cost, loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon NEWGEN or such individuals relating to SENZ’s use of the NEWGEN Materials, Evaluation Program Data or performance by SENZ of the Evaluation Program; provided, however, that such loss or expense is not the result of the negligence or wrongful acts or omissions or breach of statutory duty or willful default or breach of obligations or any representation, warranty or undertaking under this Agreement by NEWGEN or its officers, directors, employees and agents.

9. NOTICES

Any notice, communication or consent required or permitted by this Agreement will be in writing and sent by either courier or prepaid mail (return receipt requested) or facsimile, followed within ten (10) days by copy mailed as above, addressed to the other Party at the following address:

SENZ Oncology, Inc.	NewGen Therapeutics, Inc.
714 Main Street, Eltham, Victoria 3095, Australia	3475 Edison Way, Suite R, Menlo Park, CA 94025, USA
Attention: Ian Nisbet	Attention: Mr. Jeffrey Bacha
Telephone:	Telephone:
Email:	Email:
With a copy to:

Failure to send a copy of a notice to EDISON will not invalidate a notice validly sent to NEWGEN.

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10. MISCELLANEOUS

10.1 Assignment. Neither Party may assign its respective rights, duties or obligations or delegate its performance in whole or in part under this Agreement without the prior written consent of the other Party and any attempt to make such assignment or delegation shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement without consent of the other Party to an Affiliate or as part of a sale or transfer of substantially its entire business to which this Agreement relates.

10.2 Independent Contractors. The Parties are independent contractors and this Agreement does not create an employer-employee relationship between NEWGEN (or any NEWGEN Affiliate) and SENZ[. Neither Party shall in any way represent itself to be a partner or joint venturer of the other, and neither Party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

10.3 Governing Law. This Agreement shall be governed by the laws of the State of Victoria, without reference to its or any other jurisdiction’s conflict of laws principles.

10.4 Use of Names. Neither Party shall use the other Party’s name, trademarks, or service marks in any advertising or promotion of its products, or for any other commercial purpose, unless prior written consent is given by the other Party.

10.5 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the Parties regarding the subject matter hereof and supersedes and cancels all previous agreements, proposals, commitments and writings in respect thereof. No modification of this Agreement, nor any waiver of any rights, shall be effective unless agreed in writing by both Parties. Any waiver of breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

10.6 Publications and Presentations. NEWGEN and SENZ recognize that both Parties may wish to publish or present in a public forum Evaluation Program Data, either jointly or individually. The Parties shall discuss the appropriate venue and timing for such publication or presentation and shall not submit such publication manuscript or presentation abstract without the written approval of the other Party, which shall not be unreasonably withheld. The disclosing Party shall provide the non-disclosing Party with a copy of any publication or presentation materials proposing to disclose Evaluation Program Data for review and comment at least thirty (30) days prior to its submission for publication or presentation. The non-disclosing Party has the right to remove from the publication or presentation any of its Confidential Information prior to its submission for publication or presentation. In addition, if requested by the non-disclosing Party, the disclosing Party shall withhold such publication an additional forty-five (45) days or longer period, as agreed by the Parties, to allow for filing a patent application or taking such other measures that the non-disclosing Party deems appropriate to establish and preserve its proprietary rights in accordance with Section 5.2. Once such publication or presentation materials have been approved by the non- disclosing Party, no further approval or consent shall be necessary for subsequent disclosures of the same information.

10.8 No Warranties or representations.

i. TO THE MAXIMUM EXTENT PERMITTED AT LAW, NEITHER PARTY PROVIDES ANY WARRANTIES FOR THEIR RESPECTIVE TECHNOLOGY OR MATERIALS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHT HELD BY A THIRD PARTY.

ii. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AND ALL DISCLOSURES OF CONFIDENTIAL INFORMATION PURSUANT TO THIS AGREEMENT ARE ON A NON- EXCLUSIVE AND “AS IS” BASIS WITHOUT REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND AND THAT THE DISCLOSING PARTY IS FREE TO MAKE SIMILAR OR OTHER DISCLOSURES TO THIRD PARTIES.

10.9 Dispute Resolution. Nothing in this Section 10.9 will limit a Party’s right to seek urgent interlocutory relief as it sees fit. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy by good faith negotiation between senior management representatives of the Parties, to be commenced promptly after such dispute or controversy arises. If the senior management representatives fail to resolve a dispute referred to them under this Section 10.9 within 30 days, then either Party may refer the dispute to a dispute resolution mechanism administered by the Australian Disputes Centre (ADC) and both Parties will comply with the terms arising from the ADC resolution process.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Signed for and on behalf of Senz Oncology Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	(date)	Signature of director/secretary	(date)

Full name of director (print)		Full name of director/secretary (print)

Signed for and on behalf of Newgen Therapeutics Inc by its duly authorised representative:

10-feb/2020
Signature of authorised representative	(date)	Signature of Witness	(date)

Jeffrey A. Bacha
Full name of authorised representative (print)		Full name of Witness (print)

Chief Executive Officer
Position of authorised representative (print)

Signed for and on behalf of:

EDISON ONCOLOGY HOLDING CORP as guarantor for NEWGEN

By:

Name:	Dennis Brown, PhD

Title:	Chairman

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SCHEDULE 1

List of relevant Affiliates (Definitions Clause 1.1)

Affiliates of SENZ

NIL.

Affiliates of NEWGEN

Edison Oncology Holding Corp.

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EXHIBIT A

Work Plan for Evaluation Program of SENZ Technology and SENZ Materials

EXHIBIT B

Work Plan for Evaluation Program of NEWGEN Technology and NEWGEN Materials

EXHIBIT C: LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) dated this 11th day of February 2020

BETWEEN:

NewGen Therapeutics, Inc., a wholly owned subsidiary of Edison Oncology Holding Corp.,

a Nevada corporation with offices at _____

(the “Lender”)

AND

OF THE FIRST PART

Senz Oncology Pty Ltd., doing business as, an Australian registered company with a place of business at ____

(the “Borrower”)

OF THE SECOND PART

WHEREAS, the Lender and the Borrower have entered into an Evaluation Agreement to conduct an Evaluation Program under the terms and conditions described therein, and IN CONSIDERATION OF the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both Parties agree to keep, perform and fulfill thepromises and conditions set out in this Loan Agreement:

Loan Amount & Interest

1.	The Lender promises to loan up to 2 million AUD to the Borrower and the Borrower promises to repay the principal amount in full to the Lender, with interest payable on the unpaid principal at the rate of 7.50 percent per annum, calculated yearly not in advance. If said rate is found to be usurious, then the rate shall be reduced to the highest legally permissible rate, pursuant to applicable laws.

2.	The Borrower may access this Loan in tranches during the term of the loan such that the sum total of all funds borrowed from the Lender by the Borrower plus accrued unpaid interest will form the balance of the Loan.

Use of Proceeds

3.	The Borrower will use the Loan only in the conduct of the Evaluation Program, which shall include direct expenditures as well as reasonable costs, as agreed by the Parties, associated with maintaining SENZ operations for the period of the Evaluation Program.

The Borrower shall, from time to time and no less than every six months, provide a report to the Lender of expenditures against the budget for the Evaluation Program.

Payment

4.	Subject to provisions of article 4.1 of the Evaluation Agreement, the balance of the Loan will be become due and payable on the earlier of the termination of the Evaluation Agreement; or [***] after the completion of the Negotiation Period pursuant to article 4.1 of the Evaluation Agreement; or three years from the date hereof, unless otherwise agreed in writing between the Borrower and the Lender.

Non-cash Repayment

5.	At the election of the Borrower, repayment of the Loan may be made in equity of the Borrower or other non-cash value. The price of such equity or other non-cash value shall be negotiated in good faith between the Lender and the Borrower. Such non-cash repayment may be in the context of a business arrangement negotiated pursuant to article 4.1 of the Evaluation Agreement or also if no business arrangement is agreed by the Parties.

Default

6.	Notwithstanding anything to the contrary in this Loan Agreement, if the Borrower defaults in the performance of any material obligation under the Evaluation Agreement, and fails to remedy after 30 days’ notice then the Lender may declare theprincipal amount owing and interest due under this Loan Agreement at that time to be immediately due and payable.

For clarity, the entire principal and accrued interest associated with this Loan shall become immediately due and payable upon the insolvency of the Borrower, or in the case of any public action (such as bankruptcy) involving the Borrower, or upon the appointment of any trustee to take possession of the assets of the Borrower, for any reason.

Technical Failure

7.	Following completion of the Evaluation Program, the Parties acknowledge that, if, as a result of data generated in the Evaluation Program and not as a result the Borrower’s Default, the Parties determine that no commercial value can be derived from the SENZ Technologies or the NEWGEN Technologies, and that further development of both programs will be discontinued, SENZ ability to repay the balance of the Loan in cash or Non-cash Repayment may not be feasible. In such instance, the Lender and the Borrower shall negotiate a settlement agreement in good faith, which may include forgiveness of a portion or the entire balance of the Loan.

Governing Law

8.	This Loan Agreement will be construed in accordance with and governed by the laws of the State of Victoria.

Binding Effect

9.	This Loan Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender.

Amendments

10.	This Loan Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

11.	The clauses and paragraphs contained in this Loan Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Loan Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Loan Agreement will in no way be affected, impaired or invalidated as aresult.

General Provisions

12.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Loan Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

13.	This Loan Agreement together with the Evaluation Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise. In the event of inconsistency between this Loan Agreement and the Evaluation Agreement, the provisions of the Evaluation Agreement shall take precedence.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand:

SIGNED, SEALED, AND DELIVERED	NewGen Therapeutics, Inc.
this 10th day of February, 2020 ,
_____________ ___________________	per:

Witness signature:

	Name	[____]

SIGNED, SEALED, AND DELIVERED	SENZ Oncology Pty Ltd
this_______________day of__________________,	per:

Witness signature:

Name

Exhibit D

Copy of Nondisclosure Agreement

MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT is made and entered into as of June 6th, 2019 between Edison Oncology Holding Corp, with an address of Suite R, 3475 Edison Way, Menlo Park, California 94025, and Senz Oncology PTY LTD. with an address of 714 Main Street, Eltham, Victoria 3095, Australia.

WHEREAS:

The parties wish to explore a business opportunity of mutual interest and in connection with this opportunity, each party may disclose or have already disclosed to the other certain confidential technical and business information which the disclosing party desires the receiving party to treat as confidential.

NOW THEREFORE in consideration of the mutual disclosure and receipt of Confidential Information and the mutual covenants herein set forth, each party agrees and covenants as follows:

1. In this Agreement the following terms have the following meanings, respectively:

(a)	“Confidential Information” means any and all knowledge, know-how, information, and/or techniques disclosed by the Disclosing Party to the Receiving Party including, without limitation, all information and data concerning the Disclosing Party’s business, marketing, customers, product development plans, supplier information, forecasts, strategies and financial plans, and all research, data, specifications, plans, technical drawings, prototypes, formulas, hardware, computer programs, databases, mask works, designs, algorithms, trade secrets, patents, patent applications, technology, circuits layouts, names and expertise of employees and consultants, interfaces, materials, cell lines, processes, ideas, inventions (whether patentable or not), schematics, models, documents, recordings, instructions, manuals, papers, or other materials of any nature whatsoever concerning the Disclosing Party’s proprietary data, process and technology, whether written or otherwise, relating to the same. However, any such disclosure will not be considered “Confidential Information” for the purposes of this Agreement if and when it:

(i)	is published or becomes available to the general public other than through a breach of this Agreement;

(ii)	is obtained by the Receiving Party from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Disclosing Party;

(iii)	is independently developed by employees, agents or consultants of the Receiving Party who had no knowledge of or access to the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s business records; or

(iv)	was possessed by the Receiving Party prior to receipt from the Disclosing Party, other than through prior disclosure by the Disclosing Party, as evidenced by the Receiving Party’s business records.

(b)	“Disclosing Party” means the party whose Confidential Information is disclosed to the other.

(c)	“Receiving Party” means the party receiving Confidential Information disclosed by the other.

2. The parties hereby acknowledge and agree that the Disclosing Party owns any and all right, title and interest in and to the Confidential Information, and if requested the Receiving Party will endorse receipt of any written document comprising part of the Confidential Information by signing and dating a copy thereof and returning it to the Disclosing Party. For clarity, nothing in this Agreement will affect or restrict a party’s use or disclosure of its own Confidential Information.

3. The Receiving Party will not, without the Disclosing Party’s prior written consent, use the Confidential Information, directly or indirectly, for any purpose other than evaluation to determine whether or not to enter into the currently contemplated transaction or agreement with the Disclosing Party, or for performance of such transaction or agreement subject to and in accordance with its terms if implemented. Without limiting the generality of the foregoing, the Receiving Party agrees that it will not, without the prior written consent of the Disclosing Party: (i) use or exploit the Confidential Information for the Receiving Party’s own benefit or the benefit of another, or (ii) use any of the Confidential Information as the basis for the design or creation of any product, drug, compound, device, means or process.

4. The Receiving Party will keep and use all of the Confidential Information in confidence. The Receiving Party covenants and agrees that it has and will maintain an appropriate internal program limiting the internal distribution of the Confidential Information to those of its and its affiliates’ officers, directors and employees who require the Confidential Information so that the Receiving Party may use the Confidential Information for the purpose set forth in Section 3. The Receiving Party may disclose the Confidential Information to third-party consultants or professional advisors but only to the extent that they require access to the Confidential Information in order to enable the Receiving Party to carry out the purpose set forth in Section 3. The Receiving Party covenants and agrees that before making any Confidential Information available to any such officers, directors, employees, consultants or professional advisors, it will ensure they are under obligations of confidentiality which are equivalent to or greater than those set forth in this Agreement.

5. Each party also agrees to keep strictly confidential all discussions between the parties regarding the purpose set forth in Section 3, as well as the fact that the parties are engaging in such discussions and have agreed to the confidentiality terms of this Agreement, and to disclose such information only to its and its affiliates’ officers, directors, employees, third-party consultants or professional advisors with a need to know in connection with any of the foregoing matters and who are under obligations of confidentiality which are equivalent to or greater than those set forth in this Agreement.

6. To the extent any Confidential Information of the other party, or any other information made confidential by this Agreement, is required to be disclosed by law, judicial or administrative process or timely disclosure requirements of law or stock exchange policies, a party may do so provided it will promptly notify the other party thereof and allow the other party reasonable time to review such proposed disclosure.

7. The Receiving Party acknowledges and agrees that any and all disclosures of Confidential Information pursuant to this Agreement are on a non-exclusive and “as is” basis without representations, warranties or conditions of any kind and that the Disclosing Party is free to make similar or other disclosures to third parties. Nothing in this Agreement will create, or be construed to create, any license to the other party’s intellectual property rights. Furthermore, nothing contained herein will be deemed or construed to create between the parties hereto an agency relationship, partnership or joint venture. The Receiving Party understands that nothing herein (a) requires the disclosure of any Confidential Information which will be disclosed, if at all, solely at the option of the Disclosing Party or (b) requires the Disclosing Party to proceed with any proposed transaction or business relationship in connection with which Confidential Information may be disclosed or otherwise.

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8. The Receiving Party acknowledges and agrees that damages may not be an adequate remedy to compensate the Disclosing Party for any breach of the Receiving Party’s obligations hereunder, and accordingly the Receiving Party agrees that, in addition to any and all other remedies available, the Disclosing Party will be entitled to obtain relief by way of a temporary or permanent injunction to enforce the terms of this Agreement.

9. Neither party will assign, transfer, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the other party.

10. The Term of this Agreement shall be for five years. Either party may terminate this Agreement prior to expiry of the Term by notice in writing to the other party. Notwithstanding anything herein to the contrary, expiry or termination of this Agreement will not relieve the Receiving Party from the obligations of this Agreement with regard to Confidential Information disclosed hereunder prior to expiry or termination, which obligations will survive for a further five years after expiry or termination. Forthwith upon the expiry or termination of this Agreement, the Receiving Party will cease to use the Confidential Information in any manner whatsoever and deliver up to the Disclosing Party all of the Confidential Information in its possession or control and will cause any authorized third parties to whom disclosure was made to do the same, together with a certificate certifying that no copies have been made or retained.

11. This Agreement will be governed by and construed in accordance with the laws of the State of California in force therein without regard to conflicts of law rules.

12. In the event that any part, section, clause, paragraph or subparagraph of this Agreement will be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement will not fail on account thereof, and the balance of the Agreement will continue in full force and effect.

13. This Agreement supersedes all prior discussions and writings and constitutes the entire understanding between the parties with respect to the subject matter hereof and no modifications or waiver hereof will be binding unless executed in writing by the parties.

14. This Agreement will enure to the benefit and be binding upon the parties and their respective successors and permitted assigns.

AS EVIDENCE OF THEIR AGREEMENT the parties hereto have executed this Agreement effective as of the date first above written.

EDISON ONCOLOGY HOLDING CORP.		SENZ ONCOLOGY PTY LTD.

By:		By:
Name:	Jeffrey A. Bacha	Name:	Ian Nisbet
Title:	Chief Executive Officer	Title:	Executive Director

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